Exhibit 10.1

[ Form of Consulting Services Agreement ]

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made and entered into to be effective as of the ____ day of _________, 2026, by and between [name of consultant] (“Consultant”) and Mag Magna Corp., a Wyoming corporation, together with its affiliates and subsidiaries (the “Company”). The Company and Consultant are each a “Party”and, collectively, the “Parties”.

RECITALS

WHEREAS, the Company operates in the rare earth materials industry and is in need of the services of persons who possess experience and an operational network within such industry, as well as experience in locating and evaluating mining opportunities; and

WHEREAS, the Company wishes to retain Consultant to perform consulting services on behalf of the Company, and Consultant wishes to be so retained, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.       Term. This Agreement shall commence on _________, 2026 (the “Start Date”), and Consultant shall provide the services detailed below through __________, 2026 (the “Expiration Date”). This Agreement may be extended or terminated sooner as provided below.

2.       Services To Be Provided. Consultant will provide assistance to the Company by conducting due diligence activities on behalf of the Company and authoring needed geological reports on behalf of the Company, as well as providing assistance with respect to Company administration and development activities (the “Services”). The Company shall determine the scope of the work to be performed, but Consultant shall have the ability to select the means, manner and method of performing these services. Consultant shall have the right to perform the projects in such manner as Consultant deems appropriate. Consultant further shall have the right to dictate Consultant’s hours of work. Consultant agrees to use Consultant’s best efforts to promote the Company’s interests and to give the Company the benefit of Consultant’s experience, knowledge and skills. Consultant undertakes to perform services in a timely and professional manner and to devote such time, attention and skill to Consultant’s duties under this Agreement as may reasonably be necessary to ensure the performance of the Services to the satisfaction of the Chief Executive Officer of the Company.

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Nothing herein shall be deemed to preclude the Company from retaining the Services of other persons or entities undertaking the same or similar services as those undertaken by Consultant hereunder or from independently developing or acquiring materials or programs that are similar to, or competitive with, the Services.

3.       Compensation. In consideration of the services to be performed by Consultant, the Company agrees to pay to Consultant the compensation set forth on Exhibit A attached hereto and made a part hereof.

4.       Confidential Information. Consultant agrees at all times:

(a)       Not to disclose to any third party any Confidential Information learned by Consultant at any time or any Confidential Information developed by Consultant pursuant to this Agreement, except such information which is now public or hereafter becomes published or otherwise generally available to the public other than through breach of this Agreement.

(b)       That Consultant will only disclose Confidential Information to employees, agents or subcontractors of Consultant who have a need to know such information in order to carry out Consultant’s responsibilities hereunder, and only then to those who have been advised that such information is confidential and proprietary and then only to those who have agreed to accept the same obligation of confidentiality and non-use as Consultant.

(c)       Even after any Confidential Information obtained by Consultant or any Confidential Information developed by Consultant pursuant to this Agreement becomes generally available to the public, not to disclose the fact that such information was furnished to Consultant by the Company, originated with the Company or was developed by Consultant pursuant to this Agreement, unless that fact is also published.

(d)       Not to put to commercial use or use in any way except for the benefit of the Company any Confidential Information disclosed to Consultant or any Confidential Information developed by Consultant pursuant to this Agreement.

(e)       As used herein, “Confidential Information” includes any non-public information Consultant receives directly or indirectly from the Company or acquired or developed in the course of his performance hereunder and any other non-public information received or developed by, or disclosed to, Consultant, including, by way of example only, trade secrets, ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever, unless such information has been publicly disclosed by authorized officials of the Company. In the event information which is non-public becomes public due to disclosure by Consultant which is not authorized by the Company, such information shall be deemed non-public for purposes of this Agreement.

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(f)       For the avoidance of doubt, the Consultant may disclose the Confidential Information to the extent required by law or order of a court or governmental agency. However, in such case, Consultant must give the Company prompt notice and consult with the Company about whether to obtain a protective order or otherwise protect the confidentiality of the Confidential Information, all as directed by and at the Company’s expense.

(g)       Great loss and immediate and irreparable injury may be suffered by the Company if the Consultant should breach or violate any of the covenants and agreements set forth in this clause. The Parties agree that such covenants and agreements are reasonably necessary to protect and preserve the Company’s interests.

5.       Intellectual Property. As a material condition to which Consultant agrees in exchange for the opportunity to provide the Services, Consultant expressly acknowledges and agrees that all reports, documents, improvements, discoveries, inventions, processes, designs, plans, and trade secrets, whether of a technical nature or not, made or developed by Consultant alone or in conjunction with any other person or entity while providing the Services or developed by the Consultant during the course of or arising out of his previous employment with the Company, which relate to or affect the business of the Company (the “Intellectual Property”), shall be the sole and exclusive property of the Company. Consultant expressly agrees to disclose and reveal to the Company all Intellectual Property, and all information regarding Intellectual Property, concurrent with the discovery or development of the Intellectual Property. Consultant hereby assigns to the Company all rights, title, and interests in any Intellectual Property.

Consultant agrees that he will not use or disclose any Intellectual Property owned by the Company to benefit a competitor, customer, individual, or other entity without the express written permission of the Chief Executive Officer of the Company. Consultant irrevocably appoints the Company as Consultant’s attorney and, in his name and on his behalf, to execute and do any instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this Section 5.

6.       Surrender of Material upon Termination of Agreement. Upon termination of this Agreement, Consultant shall return immediately to the Company all Intellectual Property (including all books, records, notes, data and information relating to the Company or its business and all other property of the Company), and will so certify in writing that he has done so.

7.       Independent Contractor. Consultant shall perform his duties as an independent contractor and not as an employee. Accordingly, Consultant and the Company each acknowledge and agree that Consultant will not be treated as an employee for purposes of any applicable law covering the employer-employee relationship. Consultant further acknowledges that he is responsible for his own taxation affairs and for the payment of any taxation due in respect of the payment to the Consultant in connection with the provision of Services by the Consultant under this Agreement; Consultant understands his responsibilities with respect to the payment of these taxes. The Consultant agrees to indemnify the Company against all losses, costs, demands, damages, expenses and claims howsoever incurred by the Company in relation to the taxation treatment of the payments made under this Agreement or as a result of the breach by the Consultant of any of the terms of this Agreement.

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8.       No Benefits. The Parties agree that by virtue of the provision of the Services under this Agreement, Consultant shall not be entitled to any Company benefits pursuant to this Agreement, including, but not limited to, life insurance, death benefits, accident and health insurance, qualified pension or retirement plan or other benefits.

9.       Contracting Power. In no event shall Consultant have any power or authority to bind the Company in any manner, it being expressly understood that Consultant is an independent contractor and not an agent or employee of the Company. No form of joint venture, partnership or similar relationship between the parties is intended or hereby created as a result of the entry into or performance by the parties of this Agreement.

10.       Performing Services for Others. The consultancy arrangements contemplated by this Agreement shall be on an exclusive basis. The Consultant shall not during the course of this Agreement, without the prior written consent of the Chief Executive Officer of the Company, provide any services whether on a consultancy or other basis to any legal or natural person or other entity engaged in the manufacture, distribution, sale or marketing of any products in competition with the Products which the Company manufactures, distributes, sells or markets during the term of this Agreement.

11.       Termination.

(a)       At any time following the two-month anniversary of this Agreement, either party may terminate this Agreement by delivering written notice to the other party with or without breach, and for any reason; provided, however, that, with respect to a termination by the Company, such notice of termination must be delivered to Consultant on or before the date that is 20 days prior to the start of a new service month hereunder to avoid the Company’s incurring liability for the payment of Consultant’s services for such month.

(b)       Following the termination or expiration of this Agreement, Consultant shall cooperate reasonably on a time and materials basis with the Company in its, or another’s efforts on the Company’s behalf, to complete any Services in progress as of the effective date of termination and to provide for an orderly transition provided that such support continues for no longer than 15 days from the effective date of termination.

(c)       Notwithstanding the termination or expiration of this Agreement, the obligations pursuant to Section 4 (Confidential Information), Section 5 (Intellectual Property), Section 7 (Independent Contractor), Section 11 (Termination), Section 16 (Restrictive Covenants) and Section 18 (Publicity) shall remain binding on the Parties, unless each Party is expressly released by the other party in writing.

12.       Consultant’s Representations, Warranties and Covenants. Consultant represents, warrants and covenants to the Company the following:

(a)       Consultant is under no legal disability with respect entering into, or performing under, this Agreement; and

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(b)       Consultant’s execution, delivery and performance of this Agreement will not violate or cause a breach of any existing employment, consultant or any other agreement, covenant, promise or any other duties by which Consultant is bound, including confidentiality obligations or covenants not to compete including any present or previous employer.

13.       Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Consultant are non-assignable.

14.       Limitation of Liability.

(a)       Neither Party is assuming any liability for the actions or omissions of the other party except as stated in this Agreement. The Company shall indemnify Consultant for claims arising out of Consultant’s performance of the Services, unless such claims arise from Consultant’s gross negligence or willful misconduct in connection with the performance of his work hereunder.

(b)       Notwithstanding any provision to the contrary, nothing in this Agreement limits or excludes either Party’s liability to the extent it relates to death or personal injury caused by its negligence, fraud, fraudulent misrepresentation or any other liability which may not be lawfully limited or excluded.

(c)       Neither Party shall be liable for consequential, special, incidental or indirect losses including, without limitation, (1) loss of profits, revenue or goodwill, (2) loss of business or (3) loss of anticipated savings.

(d)       Each Party agrees to use all reasonable endeavors to mitigate any losses which it may suffer under or in connection with this Agreement (including in relation to any losses covered by an indemnity) and any amounts it seeks from the other Party in respect of any such liability.

15.       Compliance with the Law. During the performance of the Services, Consultant, at his own expense and at all times, shall comply with any and all laws and ordinances and any and all rules, regulations, and orders of public authorities applicable thereto, including, but not limited to, tax and social welfare laws, applicable worker’s compensation laws, unemployment insurance requirements, employer’s liability requirements, and minimum wage. Consultant shall file all reports required to be filed in the name of Consultant and pay all taxes, fees and charges required by laws, rules, regulations, and orders, and shall, without reimbursement by the Company, indemnify the Company against any and all liabilities and penalties by reason of any failure on the part of Consultant to comply with any such laws, orders, rules, and regulations.

16.       Restrictive Covenants. In the course of the provision of the Services, Consultant is likely to obtain knowledge or trade secrets of the Company. Accordingly, Consultant agrees that, during the term of this Agreement and for a period of one (1) year from the date of the termination or expiration of the Agreement, Consultant shall not, without the prior written consent of the Chief Executive Officer of the Company:

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(a)       directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person(s) who is or was at any time during the previous year an officer, director, representative, agent or employee of the Company. If Consultant breaches this clause, Consultant shall promptly pay to the Company a sum equal to the annual salary of the employee(s) in question (net of benefits) and the Parties agree that this amount is a genuine pre-estimate of the loss that the Company is likely to suffer as a result of such breach; or

(b)       directly or indirectly carry on, be engaged, assist or otherwise provide or perform any services of any nature to, for or on behalf of any legal or natural person or any other entity engaged in the manufacture, distribution, sale or marketing of any products in competition with the Products and for the one-year period following the date of termination. Consultant acknowledges and agrees that the restrictions set out in this Section 16 are reasonable and necessary to protect the interests of the Company.

17.       Severability and Enforcement.

(a)       In any dispute over the enforcement of a Party’s rights under this Agreement, each Party shall be responsible for its own legal and other professional fees incurred in enforcing its rights under this Agreement.

(b)       If any provision of this Agreement is invalid or unenforceable by a court of law, (1) such provision shall be deemed to be amended so that the intent of the parties is fulfilled to the greatest extent possible; and (2) it would not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)       A waiver by the Company or Consultant of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

18.       Publicity. Consultant agrees, during the term of this Agreement and thereafter, not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees.

19.       Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Nevada or in the federal courts located in Las Vegas, Nevada. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Company and Consultant waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Each Party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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20.        Entire Agreement; Amendment. Consultant agrees that this Agreement constitutes the entire agreement between Consultant and the Company with respect to the matters contemplated by this Agreement, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to such matters. Consultant acknowledges that this Agreement may not be modified, except by written document signed by him and a duly authorized officer of the Company.

21.       Consultant Acknowledgment. Consultant acknowledges that he has had the opportunity to obtain independent legal advice in regard to this Agreement, that he has read and understood this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

22.       Counterparts. This Agreement may be executed simultaneously in one or more electronically transmitted counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

23.       Notices. Any notices required to be sent by a party under this Agreement shall be given in writing and shall be deemed to have been duly given if sent by registered prepaid post to the last known address of the other party. Any such notice shall be deemed to have been given two working days after registered prepaid posting or in the case of a notice delivered personally at the time of delivery.

[ SIGNATURE PAGE FOLLOWS ]

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[ Signature Page to Consulting Services Agreement ]

IN WITNESS WHEREOF, the Company and Consultant have duly executed and delivered this Agreement as of the day first written above.

COMPANY:

MAG MAGNA CORP.

By: ________________________

Harpreet Sangha

Chairman of the Board

CONSULTANT:

________________________

[name of consultant]

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EXHIBIT A

Compensation of Consultant

COMPENSATION TO BE PAID BY THE COMPANY TO CONSULTANT

Consultant represents and warrants that Consultant has investigated the Company, its financial condition, business and prospects, and has had the opportunity to ask questions of, and to receive answers from, the Company with respect thereto. Consultant acknowledges that Consultant is aware that the Company currently lacks adequate capital to pursue its full plan of business.

As payment for Consultant’s Services under the Consulting Agreement (the “Agreement”) to which this Exhibit A relates, Consultant shall receive, for each month during the Term:

$_____ paid in advance for the duration of the contract which shall be paid by the issuance of ______ shares (the “Consulting Shares”) of the Company’s common stock, which shares shall have been issued pursuant to the Mag Magna Corp. 2026 Stock Incentive Plan and pursuant an effective Registration Statement on Form S-8.

The Services shall not include activities related, directly or indirectly, to a capital-raising transaction nor to the promotion or the maintaining of a market for the Company’s securities.

The Company hereby agrees to furnish any documentation necessary for Consultant to deposit the Consulting Shares with a FINRA-registered broker-dealer.

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